EXHIBIT 8.1

Novamerican Steel Inc. and Subsidiaries

Name	Jurisdiction of Incorporation
156499 Canada Inc.	Canada
American Steel and Aluminum Corporation	Massachusetts
Argo Steel Ltd.	Québec
Cresswell Industries Inc.	Canada
Delta Tube and Company, Limited Partnership	Québec
Integrated Steel Industries, Inc.	Delaware
Novamerican Tube Holdings, Inc.	Delaware
Nova Steel Ltd.	Québec
Nova Steel Processing Centre Ltd.	Canada
Nova Tube and Steel, Inc.	Delaware
Nova Tube Inc.	Québec
Nova Tube Indiana, LLC	Delaware
Nova Tube Ontario Inc.	Canada